STRYKER ANNOUNCES ACTIONS TO DRIVE OVER $100 MILLION
IN ANNUAL PRODUCTIVITY GAINS

Kalamazoo, Michigan - November 10, 2011 - Stryker Corporation (NYSE:SYK) announced its intention to implement focused workforce reductions of approximately 5% of its global workforce and other restructuring activities that are anticipated to reduce annual pre-tax operating costs by over $100 million beginning in 2013. The targeted reductions and other restructuring activities are being initiated to provide efficiencies and realign resources in advance of the new Medical Device Excise Tax scheduled to begin in 2013, as well as to allow for continued investment in strategic areas and drive growth despite the ongoing challenging economic environment and market slowdown in elective procedures. The reductions and restructuring activities are expected to be substantially complete by the end of 2012. Stryker will provide employees affected by these reductions with severance packages, counseling and job placement services.

The Company expects to record pre-tax restructuring charges related to these reductions and restructuring activities totaling approximately $150 million to $175 million, of which approximately $85 million to $95 million are expected to be recorded in the fourth quarter of 2011.

“As our markets continue to evolve, these actions are part of our ongoing focus on quality, innovation and cost, and position the Company to continue to provide strong, consistent growth in a changing environment,” said Stephen P. MacMillan, Chairman, President and Chief Executive Officer. “Against this backdrop, we are committed to achieving consistent double-digit per share earnings growth in 2011 and beyond.”

Forward Looking Statements

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; the Company's ability to integrate acquisitions; and the Company's ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or Katherine.owen@stryker.com